EXHIBIT 99.1

FORM OF AUTHORIZATION FOR PARTICIPATION IN NETREIT, INC. DIVIDEND REINVESTMENT PLAN

NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, CA 92029-2900

Attn:           Administrator of the NetREIT, Inc. Dividend Reinvestment Plan

Re:           Participation in NetREIT, Inc. Dividend Reinvestment Plan

By my signature below, the undersigned hereby elects to participate in the NetREIT, Inc. Dividend Reinvestment Plan (the “Plan”) effective with respect to the number of Shares of NetREIT Class A Common Stock stated below.  I hereby agree to the terms and conditions of the Plan.  I hereby request that my participation commence with respect to the first dividend paid by NetREIT, Inc. following the date of this Authorization.

Dated:

Signature of Shareholder

____________ No. of Shares	Signature of Record/Beneficial Owner
Print Name

Second Signature, if Required

Signature

Print Name